September 2, 2014

David R. Papritz
2026 Walters Avenue
Northbrook, IL 60062

Dear David,

We are pleased to confirm our offer of employment with First Business Financial Services, Inc. The terms noted in this letter supersede any we have discussed previously. If the conditions set out below are acceptable to you, please sign this letter and return by September 5, 2014.

Starting Date:	September 23, 2014

Title:	Chief Financial Officer & Senior Vice President - Corporate Development

Supervisor:	Corey Chambas, President & CEO

Starting Salary:	$255,000/year

Equity Program:
You will receive a milestone equity grant of $100,000 of restricted stock of First Business Financial Services, Inc., issued at the next scheduled quarterly issue date following the relocation of your family residence to Wisconsin. The stock will vest in four equal installments -- the first 25% will vest the day after the initial grant date and the remaining shares will vest on the anniversary dates of the grant. The restricted stock agreement contains non-solicitation of client and protection of leadership pool provisions.

As an executive officer, you will be eligible for annual equity grants, with a total value of 25% of your base compensation. The company and the executive must be performing at an acceptable level for grants to be made.

Annual Incentive

Bonus Program:
You will be eligible for the board approved Annual Incentive Bonus Program. Your bonus will be calculated as a percentage of base compensation (pro-rated in 2014 based on your hire date) and ranges from 0% - 60%, with a targeted payout of 30%. Payment is based on company and individual performance.

You will receive a guaranteed bonus for calendar year 2015 of either the actual calculated bonus payment or $100,000, whichever is greater. Payment will be made prior to March 15, 2016.

David R. Papritz

September 2, 2014

Relocation Package:	You will receive a relocation package valued at approximately $55,000. A memo is attached detailing relocation considerations.

Change in Control

Agreement:	You will receive an Executive Change-in-Control Severance Agreement immediately following the relocation of your family residence to Wisconsin. A template of the agreement is attached.

Vacation:	Six days in 2014; Five weeks (25 days) per year starting in 2015.

Sick Time:	Accrues at ½ day per month. Sick time can be accumulated to a maximum of 66 days.

Disability Insurance:	Group short-term and long-term disability insurance will be provided

Life Insurance:	Two times base salary

You will also be eligible to participate in the employee benefit programs available to employees as provided for in the employee handbook.

As you know, employment is at will and subject to the terms and conditions outlined in our employee handbook and employment policies as amended from time to time. This letter is not an employment contract. This offer is subject to satisfactory results of a controlled substance test.

This offer is subject to First Business Financial Services, Inc. board approval.

Both parties to this agreement acknowledge that the Papritz Family has agreed to relocate their primary residence to Wisconsin by August 31, 2015.

David, we look forward to working with you and know you will be a valuable asset to our team. Please indicate your acceptance of the terms of this offer by signing below and returning an original copy.

Sincerely,

/s/ Corey Chambas

Corey Chambas
President & Chief Executive Officer

Acknowledged and agreed to by:        /s/ David R. Papritz_________________9/5/14
David R. Papritz            Date